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                                                                   EXHIBIT 99(a)

                                                                    News Release

For further information:               Fred Nachman
Michael K. Kaline                      Marjan Communications Inc.
Vice President                         312/867-1771
248/644-7110

FOR IMMEDIATE RELEASE



            MALAN REALTY INVESTORS ANNOUNCES NEW EXECUTIVE LEADERSHIP

          BINGHAM FARMS, MICH., JULY 24 /PRNewswire/ -- MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that its board of directors has elected to pursue new executive leadership. Anthony S. Gramer, formerly president and chief executive officer, is no longer with the company. Effective immediately, Michael K. Kaline, vice president, will handle Mr. Gramer's responsibilities until further management appointments are made.

          Paul Gray, chairman of Malan's board of directors, said, "The board is confident that Malan's management team is well prepared to lead the company until the offices previously occupied by Mr. Gramer are filled. We wish Tony well in his future endeavors."

          Malan Realty Investors, Inc. owns, acquires, redevelops and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 64 properties located in 9 states that contains an aggregate of approximately 5.9 million square feet of GLA.

          News releases for Malan Realty Investors are available on the company's web site at http://www.malanreit.com or through Company News On-Call by fax at (800) 758-5804, ext. 114165, or http://www.prnewswire.com.